Exhibit 3.267

ARTICLES OF INCORPORATION

OF

PULASKI COMMUNITY HOSPITAL, INC.

We hereby associate to form a stock corporation under the provisions of Chapter 1 of Title 13.1 of the Code of Virginia, and to that end, set forth the following:

I.	NAME

The name of the corporation shall be Pulaski Community Hospital, Inc.

II.	PURPOSES

The purpose, or purposes, for which the corporation is organized are:

1. To purchase, lease, or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment and supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; and

2. To purchase or otherwise acquire, to hold and to sell or otherwise dispose of the stocks, bonds and other securities of any corporation, foreign or domestic; to exercise all powers and any or all rights and privileges of individual ownership or interest in respect to any and all such securities; to manage and to aid in any manner, by loan, guarantee, or otherwise, any corporation or corporations of which any securities are held by the corporation; and to do any and all acts or things necessary, expedient or calculated to protect, preserve or enhance the value of any such securities, and to have all the powers and purposes of similar corporations, which are not in conflict with the laws of this Commonwealth.

III.	NUMBER OF SHARES

The aggregate number of shares which the corporation shall have authority to issue and the par value of each share are as follows:

CLASS AND SERIES	NUMBER OF SHARES	PAR VALUE PER SHARE
Common	1,000	$1.00

The shareholders of the corporation shall not have pre-emptive rights to acquire additional shares of the corporation.

IV.	REGISTERED OFFICE AND REGISTERED AGENT

The post office address of the initial registered office is P.O. Box 1440, 40 Fourth Street North, Pulaski, Virginia. The name of the County in which the initial registered office is located is Pulaski County, Virginia. The name of its registered agent is Alan D. Groseclose, who is a resident of Virginia and a member of the Virginia State Bar, and whose business office address is P.O. Box 1440, 40 Fourth Street North, Pulaski, Virginia 24301.

V.	DIRECTORS

The number of directors constituting the initial Board of Directors is three (3), and the names and addresses of the persons who are to serve as the initial directors are:

NAME	ADDRESS
John C. Neff	One Park Plaza, Nashville, Tennessee

Robert P. Brueck	One Park Plaza, Nashville, Tennessee

Thomas F. Frist, Jr.	One Park Plaza, Nashville, Tennessee

Given under our hands this 27th day of August, 1973.

/s/ Charles L. Kown
Charles L. Kown

/s/ Alan D. Mazer
Alan D. Mazer

/s/ John B. Robbins
John B. Robbins

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND,

September 10, 1973

The accompanying articles having been delivered to the State Corporation Commission on behalf of Pulaski Community Hospital, Inc. and the Commission having found that the articles comply with the requirements of law and that all required fees have been paid, it is ORDERED that this CERTIFICATE OF INCORPORATION be issued, and that this order, together with the articles, be admitted to record in the office of the Commission; and that the corporation have the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

Upon the completion of such recordation, this order and the articles shall be forwarded for recordation in the office of the clerk of the Circuit Court, Pulaski County.

STATE CORPORATION COMMISSION

By	/s/ Thomas P. Howard, Jr.
Commissioner

VIRGINIA:

In the Clerk’s Office of the Circuit court, Pulaski County

The foregoing certificate (including the accompanying articles) has been duly recorded in my office this 18th day of September 1973 and is now returned to the State Corporation Commission by certified mail.

/s/ Marvin G. Graham
Clerk

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